Exhibit 99.8

June 19, 2023

VIA EMAIL

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

Robbie.McLaren@lw.com

Attn: Robbie McLaren, Esq.

Re:	July 12, 2023 Extraordinary General Meeting – Voting of Uninstructed ADSs

Dear Mr. McLaren:

Please confirm that, pursuant to §4.10 of the Company’s Deposit Agreement with Citibank, N.A. dated October 26, 2020 (the “Deposit Agreement”), Abcam plc (the “Company”) has informed the Depositary that substantial opposition exists regarding matters to be voted upon at the July 12, 2023 extraordinary general meeting of the Company (the “EGM”), and consequently, that Holders of uninstructed ADSs shall not be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities at the EGM, and further, that Deposited Securities represented by ADSs for which no timely voting instructions are received from the Holder shall not be voted at the EGM (as the terms ADSs, Depositary, Deposited Securities, and Holders are defined in the Deposit Agreement).

Because of the limited time remaining before the EGM, we ask that you respond to this letter by Wednesday, June 21, 2023.

Very truly yours,

/s/ Richard Brand
Richard M. Brand

cc: Marc Perkins, Esq., General Counsel, Abcam plc

Richard M. Brand Tel +1 212 504-5757 Fax +1 212 504-6666 richard.brand@cwt.com